Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 1, 2019, relating to the consolidated financial statements of PAVmed Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and for the year then ended, which appears in the Annual Report on Form 10-K, as amended, of the Company for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement on Form S-3 (No. 333-248709) incorporated by reference in this Registration Statement. Our report dated April 1, 2019 includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

February 23, 2021